                                                                     EXHIBIT 3.1

                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                GENENTECH, INC.

        Genentech, Inc. (the "CORPORATION"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby amend the Certificate of Incorporation of the Corporation, which was originally filed on December 23, 1986 under the name "Genentech Delaware, Inc.", and subsequently amended.

        The Certificate of Incorporation of the Corporation is hereby restated and further amended to read in its entirety as follows:

                                    ARTICLE 1


        The name of the Corporation is: Genentech, Inc.

                                    ARTICLE 2


        The address of the registered office of the Corporation in the State of Delaware is Corporation Service Company, 1013 Centre Road, City of Wilmington, County of New Castle, Delaware 19805. The name of its registered agent at such address is Corporation Service Company.

                                    ARTICLE 3


        The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended ("DELAWARE LAW").

                                    ARTICLE 4


        SECTION 4.01. Capital Stock. (a) The Corporation is authorized to issue two classes of stock to be designated, respectively, preferred stock and common stock. The total number of shares which the Corporation is authorized to issue is four hundred million (400,000,000) shares. One hundred million (100,000,000) shares shall be designated preferred stock, par value $0.02 per share ("PREFERRED STOCK"). Three hundred million (300,000,000) shares shall be designated common stock, par value $0.02 per share ("COMMON STOCK") The Common Stock of the Corporation shall be all of one class.

        (b) The number of authorized shares of any class or classes of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of a majority of the Common Stock of the Corporation irrespective of the provisions of Section 242(b)(2) of Delaware Law.

        SECTION 4.02. Common Stock. (a) Issuance and Consideration. Any unissued or treasury shares of the Common Stock may be issued for such consideration as may be fixed in accordance with applicable law from time to time by the Board of Directors.

        (b) Dividends. Subject to the rights of holders of the Preferred Stock, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of the assets of the Corporation which are by law available therefor, dividends payable either in cash, in property, or in shares of stock and the holders of the Preferred Stock shall not be entitled to participate in any such dividends (unless otherwise provided by the Board of Directors in any resolution providing for the issue of a series of Preferred Stock).

        SECTION 4.03. Preferred Stock.

        (a) Series and Limits of Variations between Series. Any unissued or treasury shares of the Preferred Stock may be issued from time to time in one or more series for such consideration as may be fixed from time to time by the Board of Directors and each share of a series shall be identical in all respects with the other shares of such series, except that, if the dividends thereon are cumulative, the date from which they shall be cumulative may differ. Before any shares of Preferred Stock of any particular series shall be issued, a certificate shall be filed with the Secretary of State of Delaware setting forth the designation, rights, privileges, restrictions, and conditions to be attached to the Preferred Stock of such series and such other matters as may be required, and the Board of Directors shall fix and determine, and is hereby expressly empowered to fix and determine, in the manner provided by law, the particulars of the shares of such series (so far as not inconsistent with the provisions of this Article 4 applicable to all series of Preferred Stock), including, but not limited to, the following:

                (i) the distinctive designation of such series and the number of shares which shall constitute such series, which number may be increased (except where otherwise provided by the Board of Directors in creating such series) or decreased (but not below the number of shares thereof then outstanding) from time to time by like action of the Board of Directors;

                (ii) the annual rate of dividends payable on shares of such series, the conditions upon which such dividends shall be payable and the date from which dividends shall be cumulative in the event the Board of Directors determines that dividends shall be cumulative;

                (iii) whether such series shall have voting rights, in addition to the voting rights provided by law and, if so, the terms of such voting rights;

                (iv) whether such series shall have conversion privileges and, if so, the terms and conditions of such conversion, including, but not limited to, provision for adjustment of the conversion rate upon such events and in such manner as the Board of Directors shall determine;

                (v) whether or not the shares of such series shall be redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

                (vi) whether such series shall have a sinking fund for the redemption or purchase of shares of that series and, if so, the terms and amount of such sinking fund;

                (vii) the rights of the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

                (viii) any other relative rights, preferences and limitations of such series.

                                    ARTICLE 5

        SECTION 5.01. Amendment of Bylaws by Directors. (a) In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend, repeal and rescind the bylaws of the Corporation, subject to Sections 5.01(b) and 5.01(c) hereof.

        (b)     Sections 2.02, 3.02, 3.03(a), 3.03(b), 3.04, 3.05, 3.14, and
5.06 of the bylaws may only be altered, amended, repealed, or rescinded by the affirmative vote of holders of capital stock entitled to vote thereon representing more than 60% of the shares entitled to be voted thereon.

        (c) Sections 3.03(c) and 3.15 of the bylaws may only be altered, amended, repealed, or rescinded by the affirmative vote of holders of capital stock entitled to vote thereon representing more than 90% of the shares entitled to be voted thereon.

        SECTION 5.02. Amendment of Certificate of Incorporation. Section 5.01(b) of this Certificate of Incorporation may only be altered, amended, repealed, or rescinded by the affirmative vote of holders of capital stock entitled to vote thereon representing more than 60% of the shares entitled to be voted thereon.
Section 5.01(c) and Articles 10 and 11 of this Certificate of Incorporation may only be altered, amended, repealed, or rescinded by the affirmative vote of holders of capital stock entitled to vote thereon representing more than 90% of the shares entitled to be voted thereon.

                                    ARTICLE 6

        SECTION 6.01. Election of Directors by Holders of Preferred Stock. During any period when the holders of any Preferred Stock or any one or more series thereof, voting as a class, shall be entitled to elect a specified number of directors, by reason of dividend arrearages or other provisions giving them the right to do so, then and during such time as such right continues (i) the then otherwise authorized number of directors shall be increased by such specified number of directors, and the holders of such Preferred Stock or such series thereof, voting as a class, shall be entitled to elect the additional directors so provided for, pursuant to the provisions of such Preferred Stock or series; (ii) each such additional director shall serve for such term, and have such voting powers, as shall be stated in the provisions pertaining to such Preferred Stock or series; and (iii) whenever the holders of any such Preferred Stock or series thereof are divested of such rights to elect a specified number of directors, voting as a class, pursuant to the provisions of such Preferred Stock or series, the terms of office of all directors elected by the holders of such Preferred Stock or series, voting as a class pursuant to such provisions or elected to fill any vacancies resulting from the death, resignation or removal of directors so elected by the holders of such Preferred Stock or series, shall forthwith terminate and the authorized number of directors shall be reduced accordingly.

        SECTION 6.02. Ballots. Elections of directors at an annual or special meeting of stockholders need not be by written ballot unless the bylaws of the Corporation shall provide otherwise.

        SECTION 6.03. Elimination of Certain Personal Liability of Directors.
(a) A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Delaware Law.

        (b) Each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director of the Corporation or is or was serving at the request of the Corporation as a director of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Delaware Law. The right to indemnification conferred in this Section 6.03 shall also include the right to be paid by the Corporation the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by Delaware Law. The right to indemnification conferred in this Section 6.03 shall be a contract right.

        (c) The Corporation may, by action of its Board of Directors, provide indemnification to such of the officers, employees and agents of the Corporation to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by Delaware Law.

        (d) The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under Delaware Law.

        (e) The rights and authority conferred in this Section 6.03 shall not be exclusive of any other right which any person may otherwise have or hereafter acquire.

        (f)     Neither the alteration, amendment, repeal or recission of this
Section 6.03, nor the adoption of any provision of this Certificate of Incorporation or the bylaws of the Corporation, nor, to the fullest extent permitted by Delaware Law, any modification of law, shall eliminate or reduce the effect of this Section 6.03 in respect of any acts or omissions occurring prior to such alteration, amendment, repeal, recission, adoption or modification.

                                    ARTICLE 7

        SECTION 7.01. Section 203 of Delaware Law. The Corporation hereby elects not to be governed by Section 203 of Delaware Law.

                                    ARTICLE 8


        [Reserved].

                                    ARTICLE 9

        SECTION 9.01. Removal of Directors for Cause. Any director may be removed at any special stockholders' meeting upon the affirmative vote of not less than 50 percent of the outstanding shares of voting stock of the Corporation at that time entitled to vote thereon; provided, however, that such director may be removed only for cause and shall receive a copy of the charges against him, delivered to him personally or by mail at his last known address at least 10 days prior to the date of the stockholders' meeting; provided further, that directors who shall have been elected by the holders of a series or class of Preferred Stock, voting separately as a class, shall be removed only pursuant to the provisions establishing the rights of such series or class to elect such directors.

                                   ARTICLE 10

        SECTION 10.01. Relationship With Roche. In anticipation that the Corporation will cease to be a wholly owned subsidiary of Roche Holdings, Inc., but that Roche (as defined in Section 10.05) will remain a stockholder of the Corporation, and in anticipation that the Corporation (as defined in Section 10.05) and Roche may engage in the same or similar activities or lines of business and have an interest in the same areas of corporate opportunities, and in recognition of (i) the benefits to be derived by the Corporation through its continued contractual, corporate and business relations with Roche (including service of officers and directors of Roche as directors of the Corporation) and
(ii) the difficulties attendant to any director, who desires and endeavors fully to satisfy such director's fiduciary duties, in determining the full scope of such duties in any particular situation, the provisions of this Article 10 are set forth to regulate, define and guide the conduct of certain affairs of the Corporation as they may involve Roche and its officers and directors, and the powers, rights, duties and liabilities of the Corporation and its officers, directors and stockholders in connection therewith.

        SECTION 10.02. Similar Business Activities. Except as Roche Holdings, Inc. may otherwise agree in writing,

        (a) Roche shall not have a duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Corporation, and

        (b) neither Roche nor any officer or director thereof shall be liable to the Corporation or its stockholders for breach of any fiduciary duty by reason of any such activities of Roche or of such person's participation therein.

        In the event that Roche acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both Roche and the Corporation, Roche shall have no duty to communicate or offer such corporate opportunity to the Corporation and shall not be liable to the Corporation or its stockholders for breach of any fiduciary duty as a stockholder of the Corporation or controlling person of a stockholder by reason of the fact that Roche pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another person or entity, or does not communicate information regarding, or offer, such corporate opportunity to the Corporation.

        SECTION 10.03. Corporate Opportunities. In the event that a director, officer or employee of the Corporation who is also a director, officer or employee of Roche acquires knowledge of a potential transaction or matter that may be a corporate opportunity for the Corporation and Roche (whether such potential transaction or matter is proposed by a third-party or is conceived of by such director, officer or employee of the Corporation), such director, officer or employee shall be entitled to offer such corporate opportunity to the Corporation or Roche as such director, officer or employee deems appropriate under the circumstances in his sole discretion, and no such director, officer or employee shall be liable to the Corporation or its stockholders for breach of any fiduciary duty or duty of loyalty or failure to act in (or not opposed to) the best interests of the Corporation or the derivation of any improper personal benefit by reason of the fact that (i) such director, officer or employee offered such corporate opportunity to Roche (rather than the Corporation) or did not communicate information regarding such corporate opportunity to the Corporation or (ii) Roche pursues or acquires such corporate opportunity for itself or directs such corporate opportunity to another person or does not communicate information regarding such corporate opportunity to the Corporation.

        SECTION 10.04. Deemed Consent of Stockholders. Any person or entity purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article 10.

        SECTION 10.05. Definitions. For purposes of this Article 10 and Article 11 only, (i) the term "CORPORATION" shall mean the Corporation and all corporations, partnerships, joint ventures, associations and other entities in which the Corporation beneficially owns (directly or indirectly) fifty percent or more of the outstanding voting stock, voting power or similar voting interests, and (ii) the term "ROCHE" shall mean Roche Holdings, Inc. and all corporations, partnerships, joint ventures, associations and other entities (other than the Corporation, defined in accordance with clause (i) of this Section 10.05) that are "AFFILIATES" (as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended) of Roche Holdings, Inc.

        SECTION 10.06. Termination; Binding Effect. Notwithstanding anything in this Certificate of Incorporation to the contrary, the foregoing provisions of this Article 10 shall expire on the date that Roche ceases to own beneficially Common Stock representing at least 5% of the number of outstanding shares of Common

Stock of the Corporation and no person who is a director or officer of the Corporation is also a director or officer of Roche. Neither such expiration, nor the alteration, amendment, change or repeal of any provision of this Article 10 nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with any provision of this Article 10 shall eliminate or reduce the effect of this Article 10 in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article 10, would accrue or arise, prior to such expiration, alteration, amendment, repeal or adoption.

        SECTION 10.07. Article 11. The provisions of this Article 10 are in addition to the provisions of Article 11.

                                   ARTICLE 11

        SECTION 11.01. Contracts Not Void. No contract, agreement, arrangement or transaction (or any amendment, modification or termination thereof) between the Corporation and Roche shall be void or voidable solely for the reason that Roche is a party thereto, or solely because any directors or officers of the Corporation who are affiliated with Roche are present at or participate in the meeting of the Board of Directors or committee thereof which authorizes the contract, agreement, arrangement, transaction, amendment, modification or termination or solely because his or their votes are counted for such purpose, but any such contract, agreement, arrangement or transaction (or any amendment, modification or termination thereof) shall be governed by the provisions of this Amended and Restated Certificate of Incorporation, the Corporation's Bylaws, Delaware Law and other applicable law. For purposes of this Article 11, the terms the "CORPORATION" and "ROCHE" have the meanings set forth in Section 10.05.

        SECTION 11.02. Quorum. Directors of the Corporation who are also directors or officers of Roche may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee that authorizes or approves any such contract, agreement, arrangement or transaction (or amendment, modification or termination thereof). Outstanding shares of Common Stock owned by Roche may be counted in determining the presence of a quorum at a meeting of stockholders that authorizes or approves any such contract, agreement, arrangement or transaction (or amendment, modification or termination thereof).

        SECTION 11.03. No Liability For Good Faith Actions. Neither Roche nor any officer or director thereof shall be liable to the Corporation or its stockholders for breach of any fiduciary duty or duty of loyalty or failure to act in (or not opposed to) the best interests of the Corporation or the derivation of any improper personal benefit by reason of the fact that Roche or an officer of director thereof in good faith takes any action or exercises any rights or gives or withholds any consent in connection with any agreement or contract between Roche and the Corporation. No vote cast or other action taken by any person who is an officer, director or other representative of Roche, which vote is cast or action is taken by such person in his capacity as a director of this Corporation, shall constitute an action of or the exercise of a right by or a consent of Roche for the purpose of any such agreement or contract.

        SECTION 11.04. Deemed Consent by Stockholders. Any person or entity purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article 11.

        SECTION 11.05. Contracts Covered. For purposes of this Article 11, any contract, agreement, arrangement or transaction with the Corporation or any corporation, partnership, joint venture, association or other entity in which the Corporation beneficially owns (directly or indirectly) fifty percent or more of the outstanding voting stock, voting power or similar voting interests shall be deemed to be a contract, agreement, arrangement or transaction with the Corporation.

        SECTION 11.06. Binding Effect. Neither the alteration, amendment, change or repeal of any provision of this Article 11 nor the adoption of any provision inconsistent with any provision of this Article 11 shall eliminate or reduce the effect of this Article 11 in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article 11, would accrue or arise, prior to such alteration, amendment, change, repeal or adoption.

        SECTION 11.07. Article 10. The provisions of this Article 11 are in addition to the provisions of Article 10.

        IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation, having been duly adopted by the written consent of the sole stockholder of the Corporation in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, has been executed this __th day of July, 1999.


                                        GENENTECH, INC.

                                        By:
                                           -------------------------------------
                                           Name:
                                           Title: